As filed with the Securities and Exchange Commission on December 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1144442
(State or Other Jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

One Microsoft Way

Redmond, Washington 98052-6399

(Address of Principal Executive Offices) (Zip Code)

Microsoft Corporation 2026 Stock Plan

(Full Title of the Plans)

Keith R. Dolliver, Esq.

Deputy General Counsel and Corporate Secretary

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

(Name and Address of Agent for Service)

(425) 882-8080

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Microsoft with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a) Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed on July 30, 2025, which contains Microsoft’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) All other reports of Microsoft filed with the Commission, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by Microsoft’s Annual Report referred to in (a) above; and

(c) The description of Microsoft’s common stock, included in Exhibit 4.26 to Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed on July 30, 2024, and all amendments and reports filed for the purpose of updating such description.

All documents filed by Microsoft pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (“WBCA”) authorize Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through .550 of the WBCA; provided, however, that no such indemnity shall be made for or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that the director personally received a benefit in money, property, or services to which the director is not legally entitled.

Microsoft’s Amended and Restated Articles of Incorporation require indemnification of Microsoft’s officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law. Microsoft’s Amended and Restated Articles of Incorporation provide for procedures for those seeking indemnification and/or advancement of expenses. In addition, as authorized by Section 23B.08.320 of the WBCA, Microsoft’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to Microsoft or its shareholders for monetary damages for conduct as a director, except for (a) omissions involving intentional misconduct by the director or a knowing violation of law by the director, (b) conduct violating Section 23B.08.310 of the WBCA or (c) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Microsoft has established an indemnification trust (“2025 Directors’ Trust”) to fund Microsoft’s obligations to indemnify and/or advance expenses to directors arising from their board service in the event Microsoft does not or is financially unable to provide the indemnification and/or advancement. As required by the 2025 Directors’ Trust agreement, Microsoft has funded a minimum balance of principal assets of no less than $50 million in the trust. Microsoft also has an indemnification trust (“2025 Officers’ Trust”) that funds Microsoft’s indemnification obligations to certain past and present officers arising from their activities as such. As required by the 2025 Officers’ Trust agreement, Microsoft has funded a minimum balance of principal assets of no less than $50 million in the trust. The 2025 Directors’ Trust and 2025 Officers’ Trust are successors to certain trusts originally established in 1993, and amended from time to time, to fund Microsoft’s indemnification obligations to directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Counsel regarding legality of the common stock being registered

15+	Letter re unaudited interim financial information

23.1+	Consent of Independent Registered Public Accounting Firm

23.2+	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Microsoft Corporation 2026 Stock Plan (incorporated by reference to Annex A of Microsoft’s Proxy Statement for its 2025 Annual Shareholders Meeting, filed with the Commission on October 21, 2025)

107+	Filing Fee Table

+ Filed herewith. * Incorporated herein by reference.

Item 9. Undertakings.

A.The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on December 30, 2025.

MICROSOFT CORPORATION

By:	/s/ Amy E. Hood
Name:	Amy E. Hood
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Amy E. Hood, Alice L. Jolla, and Keith R. Dolliver, Esq., each of them with power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments of this registration statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 30, 2025.

Signature	Title

/s/ Satya Nadella	Chairman and Chief Executive Officer
Satya Nadella	(Principal Executive Officer)

/s/ Amy E. Hood Amy E. Hood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alice L. Jolla Alice L. Jolla	Corporate Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Sandra E. Peterson	Lead Independent Director
Sandra E. Peterson

/s/ Reid G. Hoffman	Director
Reid G. Hoffman

/s/ Hugh F. Johnston	Director
Hugh F. Johnston

/s/ Teri L. List	Director
Teri L. List

/s/ Catherine MacGregor	Director
Catherine MacGregor

/s/ Mark A. L. Mason	Director
Mark A. L. Mason

/s/ Penny S. Pritzker	Director
Penny S. Pritzker

/s/ John David Rainey	Director
John David Rainey

/s/ Charles W. Scharf	Director
Charles W. Scharf

/s/ John W. Stanton	Director
John W. Stanton

/s/ Emma N. Walmsley	Director
Emma N. Walmsley